UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2014

ADVANCED MEDICAL ISOTOPE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-53497	80-0138937
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1021 N. Kellogg Street, Kennewick, WA 99336

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (509) 736-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 17, 2014, Alpha Capital Anstalt (“Alpha”) initiated legal action against Advanced Medical Isotope Corporation, a Delaware corporation (“ADMD”) seeking damages for contempt of court for ADMD’s failure to deliver Common Stock pursuant to a prior court ordered stipulation and related damages as well as for breach of contract (“Complaint”).

On December 6, 2014, ADMD and two of its directors entered into a Stipulation of Settlement with Alpha resolving all issues in connection with the Complaint.  Pursuant to the Stipulation of Settlement, the terms of the Warrants issued to Alpha on May 13, 2013 and July 13, 2012 (collectively, “Warrants”) were amended as follows: The term of the Warrants was extended until November 18, 2019.  The exercise price of the Warrants was reduced to $0.001 per share.  The total number of shares of common stock issuable upon exercise of all Warrants held by Alpha is 501,059,809.  Warrants exercised by Alpha entirely on a cashless basis would result in the issuance of a maximum number of shares of common stock equal to 350,000,000.  ADMD agreed to irrevocably reserve and keep reserved on behalf of Alpha 350,000,000 shares of its common stock.  The Warrants were further amended to delete Section 3.3 of the Warrants containing anti-dilution rights for lower priced stock issuances.  ADMD agreed that for Rule 144 purposes the holding period commenced on the original issue dates of the Warrants.

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ADVANCED MEDICAL ISOTOPE CORPORATION

Date: December 22, 2014	By:	/s/ James C. Katzaroff
James C. Katzaroff
Chairman and Chief Executive Officer

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